Exhibit 99.2

Diligent Corporation

Announcement Email from the CEO to Employees

Team,

By now, you have likely seen the press release (attached in case you missed it).  We just announced that we have entered into a definitive agreement for Insight Venture Partners to acquire Diligent Corporation for $US 4.90 per share ($NZ 7.39).  This values Diligent at approximately $US 624 million (approximately $NZ 941 million) and highlights the awesome progress that the Diligent team has made since inception, to create the thriving company it is today.

This is tremendously exciting news for the future of our Company.  Insight is a leading global venture capital and private equity firm investing in high-growth software, internet and data services companies that is thrilled to partner with us to help grow and scale Diligent.  They are widely recognized as one of the smartest PE firms in the business when it comes to growing SaaS companies and have invested in a bunch of exciting companies, including Qualtrics, Gainsight, Yext, Cvent, Tumblr, and others.

Insight is buying Diligent because they know the organization we’ve built is second to none.  They’ve seen our accelerated bookings, our new product launches, and our recent acquisition, and they see the intrinsic value of Diligent and the market we’re in.  They believe in our growth story, and they are aligned around a shared vision for our Company.  We as a management team have gotten to know the team at Insight, and we share a view on the strategy and path forward for Diligent.  I also have a tremendous personal respect for Insight and am excited to team up with them, and all of you, to help further accelerate our growth.  We are playing in a big, important, and exciting market and I’m psyched that the folks at Insight understand that and are ready to help us go get it!

For now, this is just an announcement and the transaction is still far from final.  So for all intents and purposes, it’s business as usual.  We are all driving to Q1 numbers and have an ambitious product agenda ahead of us. Insight is excited about our vision and the plan we are executing on, so let’s not let our foot off the gas pedal. Again, this is business as usual — we all have the same roles, functions, etc. And I want everyone to keep pushing ; )

For a little context, as private company, we’ll have greater financial flexibility to invest in new initiatives and deliver even more value for our clients.  In addition, the executive team and I will continue to lead the business here at Diligent after the transaction closes.

There are a bunch of steps between now and the close of the transaction, but if all goes well, this will be an exciting Q2.

Shortly, we’ll be distributing talking points for client-facing Sales and Support teams to use in their conversations.

I’m looking forward to keeping the conversation going during the several “Town Halls” we have scheduled over the next few days.  I’m sure you have a ton of questions... Get them ready!

#GoDiligent #6townhalls

-Brian

Monday / Sunday:

1

Australia / New Zealand (call only)

Time: Monday: 11am New Zealand, 9am Sydney, 6am Singapore; Sunday: 5pm New York, 10pm

London

Dial-in information:

•                  NZ Toll Free: (0-800-449-846

•                  NZ Wireless: 0-800-885-044

•                  Australia: 1-800-420-390

•                  Hong Kong: 800-963-529

•                  Singapore: 800-101-2373

•                  US: (877) 366-0711

•                  Canada: (866) 627-1651

•                  UK: 0-808-101-7576

•                  Int’l Access #: 1-302-709-8446

•                  Participant Code: 77067114

Who’s invited: Everyone, but timed for New Zealand

APAC / EMEA (call only)

Time: Monday: 9pm APAC, 1pm London, 8am New York

Dial-in information:

•                  UK: 0-808-101-7576

•                  NZ Toll Free: (0-800-449-846

•                  NZ Wireless: 0-800-885-044

•                  Australia: 1-800-420-390

•                  Hong Kong: 800-963-529

•                  Singapore: 800-101-2373

•                  US: (877) 366-0711

•                  Canada: (866) 627-1651

•                  Int’l Access #: 1-302-709-8446

•                  Participant Code: 77067114

Who’s invited: Everyone, but timed for EMEA

Tuesday:

New York (live + call)

Time: Tuesday: 9am (9pm APAC)

Live on the 19th floor

Dial-in information:

•                  US: (877) 366-0711

•                  Canada: (866) 627-1651

•                  UK: 0-808-101-7576

•                  NZ Toll Free: (0-800-449-846

•                  NZ Wireless: 0-800-885-044

•                  Australia: 1-800-420-390

•                  Hong Kong: 800-963-529

•                  Singapore: 800-101-2373

•                  Int’l Access #: 1-302-709-8446

•                  Participant Code: 77067114

Who’s invited: Everyone, but timed for New York

Charlotte / NJ (video + call)

Time: Tuesday: 10am

2

VC for Charlotte and NJ (Brian in New York)

Dial-in information:

•                  US: (877) 366-0711

•                  Canada: (866) 627-1651

•                  UK: 0-808-101-7576

•                  NZ Toll Free: (0-800-449-846

•                  NZ Wireless: 0-800-885-044

•                  Australia: 1-800-420-390

•                  Hong Kong: 800-963-529

•                  Singapore: 800-101-2373

•                  Int’l Access #: 1-302-709-8446

•                  Participant Code: 77067114

Who’s invited: Everyone, but timed for Charlotte and NJ

EMEA (video + call)

Time: Tuesday: 4pm London, 11am New York

VC for London (Brian in New York)

Dial-in information:

•                  UK: 0-808-101-7576

•                  US: (877) 366-0711

•                  Canada: (866) 627-1651

•                  NZ Toll Free: (0-800-449-846

•                  NZ Wireless: 0-800-885-044

•                  Australia: 1-800-420-390

•                  Hong Kong: 800-963-529

•                  Singapore: 800-101-2373

•                  Int’l Access #: 1-302-709-8446

•                  Participant Code: 77067114

Who’s invited: Everyone, but timed for EMEA

Australia / New Zealand (video + call)

Time: Wednesday: 11am New Zealand, 9am Australia, 6am APAC, Tuesday: 5pm New York

VC for NZ and Australia (Brian in New York)

Dial-in information:

•                  NZ Toll Free: (0-800-449-846

•                  NZ Wireless: 0-800-885-044

•                  Australia: 1-800-420-390

•                  Hong Kong: 800-963-529

•                  Singapore: 800-101-2373

•                  US: (877) 366-0711

•                  Canada: (866) 627-1651

•                  UK: 0-808-101-7576

•                  Int’l Access #: 1-302-709-8446

•                  Participant Code: 77067114

Who’s invited: Everyone, but timed for ANZ

3

Diligent Corporation/Insight Venture Partners Announcement

Q&A

General

1)             What was announced today?  What are the terms of the agreement?

•                  Diligent has entered into a definitive agreement to be acquired by Insight Venture Partners for $US 4.90 ($NZ 7.39) in cash for each share of Diligent stock, a consideration which values Diligent at $US 624 million (approximately $NZ 941 million), including cash.

•                  The transaction is subject to the approval of a majority of the outstanding shares of Diligent common stock and preference shares, voting as one class; the approval of at least 60% of the outstanding Diligent preference shares, voting separately; regulatory approvals and other customary closing conditions, including that the existing directors will resign on closing.  The holders of Diligent’s preference shares have entered into voting agreements in support of the transaction.  A special meeting of Diligent’s stockholders will be scheduled as soon as practicable following the preparation and filing of definitive proxy materials with the Securities and Exchange Commission and the New Zealand Stock Exchange.   Insight has received fully committed debt financing in connection with the transaction.

•                  The transaction is expected to close in the second quarter of 2016.

•                  At the conclusion of the transaction Diligent will become a privately owned company.

2)             What is the premium?

•                  The transaction represents a 31% premium over the closing price of $NZ 5.64 ($US 3.74) on February 12, 2016.

3)             Is the transaction in US dollars or New Zealand dollars?

•                  The offer price is $US 4.90 per share. New Zealand shareholders will receive New Zealand dollars through the Company’s transfer agent, Link Market Services, based on the prevailing exchange rates at the time of the closing of the transaction. The final New Zealand dollar price per share is dependent on the $US-$NZ exchange rate at the close of the transaction.

4)             What was the rationale for the deal?  Why sell now given Diligent has strong momentum?

•                  After a careful review of strategic alternatives, Diligent’s Board of Directors unanimously determined that the transaction offered by Insight Venture Partners is in the best interest of our stockholders.

•                  Our clients and employees should benefit from our improved access to resources and our focus on building the Company with a long-term perspective. We are happy that we were able to position ourselves so favorably while providing stockholders with a very attractive return at the same time.

•                  Diligent is performing well today — as demonstrated by strong quarterly bookings, new product launches and the recent acquisition of Thomson Reuters’ BoardLink business. Increased financial flexibility will allow us to invest in development initiatives and capitalize on the momentum we have built.

•                  The Company will benefit from Insight’s deep experience supporting the growth of software companies (particularly SaaS), to increase the pace at which we advance our mission.

•                  Furthermore, Insight understands the importance of our differentiated client service — it is a hallmark of our Company and something that truly sets us apart from our competitors.

•                  Insight will help put Diligent in a stronger position to accelerate innovation, deliver new products to the market and maintain exceptional service to its clients.  The Insight team and Diligent’s executive team are aligned around a shared vision for Diligent.

5)             How does this acquisition support Diligent’s long-term strategy?  How will the acquisition boost Diligent’s competitive stance?

•                  The Company will benefit from Insight Venture Partner’s deep experience supporting the growth of software companies around the world and increase the pace at which we advance our mission.

•                  We are excited about this transaction for many reasons.  Insight will be a great partner and its skills, financial resources and business networks will enable us to grow and develop in ways beyond what we likely could have accomplished without this partnership.

•                  Our clients and employees should benefit from our improved access to resources and our focus on building the Company with a long-term perspective.

•                  We’re pleased that we’re able to provide significant value to our stockholders, while providing us the financial flexibility to continue executing on our long-term vision for the Company, which we believe will benefit both clients and employees.

6)             Why did you choose Insight — what do they offer you?

•                  The Board chose the transaction offered by Insight Venture Partners after a careful strategic alternatives review process and believes the transaction offered by Insight Venture Partners is in the best interests of stockholders.

•                  Diligent will benefit from Insight’s deep experience supporting the growth of SaaS companies to increase the pace at which we advance our mission.

7)             How did this transaction come about?  Who approached whom?  How much diligence did the Board really do in the last month?

•                  After receiving initial inbound interest, the Board of Directors began a careful and thorough review of a range of strategic alternatives, including a potential sale to strategic or financial buyers, with the support of the Company’s outside legal and financial advisors. Details on the negotiations will be available in our forthcoming proxy statement.

8)             How long have you been in discussions with Insight?

•                  Details on the negotiations will be available in our forthcoming proxy statement.

9)             How many bids did Diligent receive, who were they from and what were the offers?  Was there strong interest in acquiring Diligent, or was it challenging to find a buyer?

•                  The Company engaged in a careful and thorough review of a range of strategic alternatives performed by Diligent’s Board of Directors, including a potential sale to strategic or financial buyers, in conjunction with the Company’s outside legal and financial advisors.

•                  Details on the process will be disclosed in our forthcoming proxy statement.

10)      Will Brian stay at the Company?  Did he approve of this transaction?

•                  Insight Venture Partners is excited to work with the current management team to increase the pace at which we advance our mission.  Brian will continue to serve as CEO after the transaction closes, and he is very focused on building on our momentum, supporting our clients and shaping the development of new technologies.

•                  The transaction was unanimously approved by Diligent’s Board of Directors, including Brian.  The full Board determined that the transaction offered by Insight is in the best interest of our stockholders.

11)      Will any existing stockholders retain an ownership stake in Diligent?

•                  No. There was no rollover of equity or direct investment under the agreement.

12)      Will existing management stay at the Company?

•                  Insight Venture Partners is excited to work with the current management team to increase the pace at which we advance our mission.  Brian Stafford and the current senior management team will continue to lead the business after the transaction closes.

13)      Do you think another bidder could emerge and top Insight Venture Partner’s proposal?

•                  We will not speculate on what others may do.

•                 It’s worth noting that the Board and its advisors conducted a comprehensive process, including strategic and financial buyers.

14)      If this transaction isn’t successful, will Diligent look for another partner/buyer?

•                  We are not going to speculate on “what if” scenarios.

•                  We are confident that the transaction will close.

15)      Are there any challenging regulatory barriers or closing conditions that you think may jeopardize the close of the transaction?

•                  No. We are confident that the transaction will close.

16)      Did the Board receive a fairness opinion?

•                  Yes, the Board received a fairness opinion from its financial advisor, Jefferies LLC, and will receive an appraisal report from Simmons Corporate Finance, a summary of which was provided upon the Board’s approval of the transaction.

17)      When will the proxy statement be available?

•                  The proxy statement will be filed over the course of the next few weeks.

Clients

1)             Will the transaction have any implications on Diligent’s clients?  Will you discontinue products or services?

•                  Diligent has remained the leader in our field by focusing on providing exceptional client service and support and innovative, user-friendly, highly-secure products.

•                  Our game plan will not change as a private company — to be the leading provider of collaboration software for boards, committees and leadership teams.

•                  Clients will not experience any changes to Diligent’s existing products or services, or to our commitment to delivering exceptional client service.

•                  In fact, our acquirer, Insight Venture Partners, understands the importance of our differentiated client service — it is a hallmark of our Company and something that truly sets us apart from our competitors. They share our commitment to providing our clients with exceptional service.

•                  Clients can also expect an even faster pace of innovation to the products and services that their boards and executive teams use to communicate and collaborate securely. As we approach the close of the deal, we commit to keep our clients updated on any important developments.

2)             Will my contact at the Company change?

•                  Other than changes that occur in the normal course of business, dedicated customer success teams will not change, so your contact at the Company will remain the same.

•                  You can reach out to your customer success team with any additional questions.

Employees

1)             What is Insight and what are their plans for the business?

•                  Insight Venture Partners is widely recognized as one of the smartest venture capital and private equity firms in the business when it comes to growing SaaS companies. They have invested in a bunch of exciting companies including Qualtrics, Gainsight, Yext, Cvent, Tumblr, and others.

•                  First and foremost, Insight is focused on accelerating Diligent’s growth and further solidifying our market-leading position.

•                  The management team has gotten to know the team at Insight, and we share a view on the Company’s strategy and the path forward for Diligent.  We also have a tremendous personal respect for Insight and are excited to team up with them, and all of you, to help accelerate our growth in the large and growing communications and collaboration market.

•                  The Company will leverage Insight’s deep experience supporting the growth of software companies around the world to increase the pace at which we advance our mission.

•                  Insight’s skills, financial resources and business networks will enable us to grow and develop in ways beyond what we likely could have accomplished without this partnership.

2)             Why did the Board decide to take the Company private?

•                  After a careful and thorough review of strategic alternatives, Diligent’s Board of Directors unanimously determined that the transaction offered by Insight Venture Partners is in the best interest of our stockholders.

•                  We are excited about this transaction for many reasons.  Insight is a great partner and its skills, financial resources and business networks will enable us to grow and develop in ways beyond what we likely could have accomplished without this partnership.

•                  We will benefit from Insight’s deep experience supporting the growth of software companies (particularly SaaS), to increase the pace at which we advance our mission.

•                  Insight will help put Diligent in a stronger position to accelerate innovation, deliver new products to the market and maintain exceptional service to its clients.  The Insight team and Diligent’s executive team are aligned around a shared vision for Diligent.

3)             What needs to happen between now and close?

•                  The transaction is subject to the approval of a majority of the outstanding shares of Diligent common stock and preference shares, regulatory approvals and other customary closing conditions. The transaction is expected to close in the second quarter of 2016.

4)             What are the benefits of this transaction for Diligent employees?

•                  The commitment our employees have demonstrated to the Company’s mission and clients is key to our current and future success.

•                  As a private company, we expect to be able to take a more long-term perspective on our business and strategy, ensuring a strong future for Diligent and our clients and employees.

•                  Employees will benefit from our improved access to resources and our focus on building the Company with a long-term perspective.

5)             Are there any immediate changes that Insight Venture Partners is expected to make? How will this affect the day-to-day operations at Diligent?

•                  For now, this is just an announcement and the transaction is still subject to closing conditions, including approval by our stockholders.

•                  So for all intents and purposes its business as usual.

•                  As such most things will stay the same, including your role, compensation, manager, etc.

•                  The transaction has not yet closed, but as we approach the close of the deal, we will provide any material updates as they become available.

6)             What changes should we expect when Diligent is no longer a public company?

•                  With Insight Venture Partners as a partner, Diligent’s game plan will not change as a private company — to be the leading provider of collaboration software for boards, committees and leadership teams.  Insight will be a great partner to the Diligent team as we continue to help leading organizations around the world collaborate securely.

7)             How will this affect my compensation and benefits package?

•                  For now, this is just an announcement and the transaction remains subject to closing conditions, including approval by our stockholders.  So for all intents and purposes its business as usual.

•                  As such most things will stay the same, including your role, compensation, manager, etc.

8)             My year-end review hasn’t been conducted yet.  How will the transaction affect the process and my bonus?

•                  We do not expect the transaction to impact the review process at all.

•                  We also do not expect the transaction to impact the amount or timing of your bonus.

9)             I just had my year-end review.  How will the transaction affect my bonus?

•                  We do not expect the transaction to impact the amount or timing of your bonus.

10)      How does this affect my equity grant/stock options/restricted stock awards?  Will I be compensated?

•                  At the close of the transaction, all outstanding equity will be accelerated.

•                  Options: You’ll receive cash for the difference between the offer price and the strike price.

•                  RSUs: You’ll receive $US 4.90 for each restricted stock unit you’ve been granted.

11)      How will expenditures be affected?

•                  As always, budget owners and staff should remain focused on expense management and operating within corporate policies and guidelines.

12)      Will the headquarters remain in the same location?

•                  There are no plans to change the headquarters in the foreseeable future.

•                  We will work with Insight Venture Partners to identify the best and most efficient way to organize ourselves around the world.

13)      What do you think [NAME] will do as a result of the transaction?

•                  We can’t speculate on what any individual will do.

•                  What we can say is that Insight is thrilled to work with Diligent and our management team to increase the pace at which we advance our mission.

14)      Who do I go to with questions about this announcement?

•                  We look forward to talking this through at a series of six employee video and conference calls, where we will work to answer everyone’s questions.

•                  In addition, please feel to reach out to your manager or your HR business partner.

15)      What should I do if someone outside the Company contacts me about the deal?

•                  If you are contacted by the media or any other outside parties regarding the transaction, please direct them to Tom Tartaro (ttartaro@diligent.com) or Michael Stanton (mstanton@diligent.com).

•                  Until the transaction is closed, we are still a publicly-traded company and we must remain mindful of keeping company matters confidential.  The Company’s disclosure (and other governance policies) will continue to be in effect.

16)      May I discuss the transaction with individuals outside of Diligent?  What can I say?

•                  You can discuss the information regarding this transaction that has been publicly announced in the press release that was issued by the Company on February 14th.

•                  Until the transaction is closed, we are still a publicly-traded company and we must remain mindful of keeping company matters confidential.  The Company’s disclosure (and other governance policies) will continue to be in effect.

•                  In addition, any details of the transaction that have not yet have been publicly disclosed must remain strictly confidential and cannot be discussed outside the Company.

•                  If you are contacted by the media or any other outside parties regarding the transaction, please direct them to Tom Tartaro (ttartaro@diligent.com) or Michael Stanton (mstanton@diligent.com).

17)      Can I trade Diligent stock during this time?

•                  All employees remain subject to Diligent’s insider trading policies, which are described in the Diligent employee handbook and insider trading policy.

# # #

FORWARD-LOOKING STATEMENTS

This Q&A may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements use words such as “expect,” “anticipate,” “intend,” “plan,” “believe” and other words of similar meaning. All forward looking statements are subject to risks and uncertainties including, without limitation, that the merger may not be consummated within the expected time period or at all because of a number of factors,  including the failure to obtain stockholder approval; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; or the failure to satisfy closing conditions to the merger, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.  Factors that may affect the business or financial results of Diligent are described in the risk factors and other disclosures in Diligent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 16, 2015, its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 9, 2015, and other filings with the SEC which are available at www.sec.gov. Diligent specifically disclaims any obligation to update its forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This press release does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communications relates to the proposed acquisition of Diligent by Insight.

In connection with the merger, Diligent intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of a definitive proxy statement with the SEC, Diligent will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting of stockholders relating to the merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT DILIGENT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement and other relevant materials (when available), and any and all documents filed by Diligent with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Diligent at the Investor Relations section of Diligent’s website at www.diligent.com or by contacting Diligent’s Investor Relations Department at 0800 995 082 (NZ toll free) or +1 646 277 1236 (international).

Diligent and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Diligent’s directors and executive officers is contained in Diligent’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2015, and supplemented on April 10, 2015. Stockholders may obtain more detailed information regarding the direct and indirect interests of Diligent and its executive officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.